Exhibit 5.1 and 23.1

[LETTERHEAD OF NAGASHIMA OHNO & TSUNEMATSU]

September 10, 2026

Sumitomo Mitsui Financial Group, Inc.

1-2, Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-0005

Japan

Re:  SUMITOMO MITSUI FINANCIAL GROUP, INC.

Registration Statement on Form F-3

Ladies and Gentlemen:

In connection with the registration statement (“Registration Statement”) on Form F-3 (File No. 333-276219), relating to debt securities of Sumitomo Mitsui Financial Group, Inc. (the “Company”) and the offering outside Japan by the Company of $500,000,000 aggregate principal amount of its 6.950% perpetual subordinated notes (the “Notes”) pursuant to the underwriting agreement in respect of the Notes dated September 1, 2026, between the Company and the underwriters named therein (the “Underwriting Agreement”), we have acted as Japanese legal counsel to the Company and have been requested to provide our opinion to be filed as an exhibit to the Registration Statement.

For the purposes of this opinion, we have examined, among other things, the following documents:

(a)

certified copies of the Commercial Register, the Articles of Incorporation, the Regulations of the Board of Directors, the Regulations of Corporate Executive Officers and the Regulations of the CxO System Management of the Company;

(b)

certified extract copies of the minutes of the meetings of the Board of Directors of the Company held on June 29, 2017, June 29, 2022 and June 27, 2025 and certified copies of the certificate of decision of Toru Nakashima, the then current Senior Managing Executive Officer and Group Chief Financial Officer, dated March 24, 2023 and issued by Jun Ohta, the then current President and Representative Executive Officer of the Company and the certificate of decision of Kazuyuki Anchi, Senior Managing Executive Officer and Group Chief Financial Officer, dated March 19, 2026 and issued by Toru Nakashima, President and Representative Executive Officer of the Company, and a certified copy of the certificate of decision, dated September 1, 2026 and issued by Kazuyuki Anchi, Senior Managing Executive Officer and Group Chief Financial Officer, in respect of the terms of the Notes;

(c)	an executed copy of the Underwriting Agreement;

(d)	an executed copy of the perpetual subordinated indenture in respect of the Notes dated March 5, 2024 (the “Indenture”), made between the Company and the trustee named therein;

(e)	the form of the global certificate of the Notes (the “Global Certificate”); and

(f)

copies of a power of attorney dated December 20, 2023, executed by Toru Nakashima, Representative Executive Officer and a power of attorney dated August 24, 2026, executed by Toru Nakashima, Representative Executive Officer (the power of attorney dated August 24, 2026, being hereinafter referred to as the “Power of Attorney”), authorizing each of the persons named therein to execute and deliver, in the name and on behalf of the Company, certain agreements and documents set forth therein in connection with the Notes.

We have also examined such certificates and corporate documents of the Company and such other matters, documents and records, and considered such questions of the laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter set forth.

We have assumed, for the purpose of rendering this opinion, (i) the genuineness of all signatures and seal impressions; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) the completeness and conformity to original documents of all documents submitted to us as copies, and the authenticity and completeness of the originals of such documents; (iv) the execution of all documents submitted to us as forms in such forms; (v) the sufficiency of the legal capacity of natural person-signatories executing or delivering all agreements and documents; (vi) the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have reviewed are accurate and complete; (vii) each party (other than the Company) to the Underwriting Agreement, the Indenture and other relevant documents is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such documents; (viii) each of the Underwriting Agreement, the Indenture and other relevant documents is within the capacity and powers of and has been duly authorized by all parties thereto (other than the Company); (ix) each of the Underwriting Agreement, the Indenture and other relevant documents has been duly executed and delivered by all parties thereto (other than the Company); (x) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of, any of the Underwriting Agreement, the Indenture and other relevant documents; and (xi) the Underwriting Agreement, the Indenture and other relevant documents are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than the laws of Japan). We have not independently verified any of the matters referred to in (i) through (xi) above.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that:

The Notes, when payment for the Notes has been duly made in full in accordance with the Underwriting Agreement, and when the Global Certificate has been duly signed on behalf of the Company by facsimile signature of a Representative Executive Officer of the Company or persons named in the Power of Attorney, duly authenticated in accordance with its terms, and delivered in accordance with the terms of the Underwriting Agreement and the Indenture, and assuming that the Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms under their governing law, to which they are subject and as to which we render no opinion, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

The foregoing opinion is based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any other matters or documents not specifically referred to herein.

(ii)

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and as interpreted as at the date hereof. In giving the opinion set forth above, we have relied, as to matters governed by the laws of the State of New York or the federal laws of the United States of America, upon the legal opinion of Davis Polk & Wardwell LLP, United States counsel to the Company dated the date hereof.

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan.

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy.

(v)

The opinion expressed above is subject to (i) applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally, and (ii) any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine.

(vi)	The above opinion does not cover any matters related to tax laws, treaties, regulations or guidelines.

(vii)

Certain terms used in documents referred to above or in any other document examined in connection with this opinion letter, and certain concepts expressed therein (i) may not have equivalents in the Japanese language or under Japanese legal principles or (ii) may have a different meaning in legal practice under the governing law thereof from those understood by Japanese counsel, including ourselves, based upon the plain-English meaning of such terms or concepts, as the case may be.

(viii)

In the opinion herein, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the laws of Japan and be brought before a Japanese court.

(ix)

The opinion expressed above relating to the legality, validity, effectiveness or enforceability of the obligations under any documents governed by any laws other than the laws of Japan shall mean that the laws of Japan will permit the application of the relevant governing law other than the laws of Japan to the legality, validity, effectiveness or enforceability of the obligations under such documents.

We hereby consent to the use of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof incorporated by reference into the Registration Statement and to the use of our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or by the rules and regulations under it.

Very truly yours,

/s/ NAGASHIMA OHNO & TSUNEMATSU

(FS/MKK/AY)